ARTICLES OF INCORPORATION
                                       OF

                                 TEN STIX, INC.
--------------------------------------------------------------------------------

                                   ARTICLE 1.

                                  Company Name
                                  ------------

     1.1 The name of this corporation is TEN STIX, INC.

                                   ARTICLE 2.

                                    Duration
                                    --------

     2.1 The corporation shall continue in existence perpetually unless sooner dissolved according to law.

                                   ARTICLE 3.

                                Principal Office
                                ----------------

     3.1 The principal office in is located at 3101 Riverside Drive, Idaho Springs, CO 80452. The name and address of its Resident Agent is Paracorp Incorporated 318 North Carson Street, Suite 208, Carson City, Nevada 89701.

                                   ARTICLE 4.

                                     Purpose
                                     -------

     4.1 The purpose for which the corporation is organized is to engage in any lawful activity within or without the State of Nevada.

     4.2 The corporation may also maintain offices at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and shareholders may be held outside the State of Nevada with the same effect as if in the State of Nevada.

                                   ARTICLE 5.

                               Board of Directors
                               ------------------

     5.1. Number. The board of directors of the Corporation shall consist of such number of persons, not less than one, as shall be determined in accordance with the bylaws from time to time.

     5.2 The number, name and address of the first Board of Directors is (2) as follows:

         Tony A. Cranford
         3101 Riverside Drive
         Idaho Springs, CO 80452

         Thomas E. Sawyer
         3101 Riverside Drive
         Idaho Springs, CO 80452

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                                   ARTICLE 6.

                                  Capital Stock
                                  -------------

     6.1 Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is five hundred twenty-five million (525,000,000) shares, consisting of (a) five hundred million (500,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock") and (b) twenty-five million (25,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to the and restrictions imposed upon the shares of each class are as follows:

     6.2 Common Stock. Each share of Common Stock shall have, for all purposes one (1) vote per share.

     Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

     6.3 Preferred Stock. The Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred
Stock:

          (a) may have such voting powers, full or limited, or may be without voting powers;

          (b) may be subject to redemption at such time or times and at such prices as determine by the Board of Directors;

          (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

          (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

          (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments;

          (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

          (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

          (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance

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     with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

                                   ARTICLE 7.

                             No Further Assessments
                             ----------------------

     7.1 The capital stock, after the amount of the subscription price determine by the board of directors has been paid in money, property, or services, as the Directors shall determine, shall be subject to no further assessment to pay the debts of the corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of Incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 7.

                                   ARTICLE 8.

                              No Preemptive Rights
                              --------------------

     8.1 Except as otherwise set forth herein, none of the shares of the Corporation shall carry with them any preemptive right to acquire additional or other shares of the corporation and no holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities.

                                   ARTICLE 9.

                              No Cumulative Voting
                              --------------------

     9.1 There shall be no cumulative voting of shares.

                                   ARTICLE 10.

       Election Not to be Governed By Provisions of NRS 78.411 to 78.444.
       -----------------------------------------------------------------

     10.1 The Corporation, pursuant to NRS 78.434, hereby elects not to be governed by the provisions of NRS 78.411 to 78.411, inclusive.

                                   ARTICLE 11.

                    Indemnification of Officers and Directors
                    -----------------------------------------

     11.1 The Corporation shall indemnify its directors, officers, employee, fiduciaries and agents to the fullest extent permitted under the Nevada Revised Statutes.

     11.2 Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's

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fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

     11.3 Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

     11.4 The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.

     11.5 No director, officer or shareholder shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for:

     (a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

     (b) The payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

                                   ARTICLE 12.

                                  Incorporator
                                  ------------

     12.1 The name and address of the incorporator of the Corporation are as follows:

         George G. Chachas
         Wenthur & Chachas, LLP
         4180 La Jolla Village Drive
         Suite 500
         La Jolla, CA 92037

     IN WITNESS WHEREOF, we have hereunto set my hand this 27th day of May, 2004, hereby declaring and certifying that the facts stated hereinabove are true.


                                        ________________________________
                                        George G. Chachas - Incorporator


CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

     I, _______________________________, hereby accept appointment as Resident Agent for the above named corporation.


______________________________________________    Dated: _____________________
(Signature of resident Agent)

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